Exhibit No. 10.1

NINTH AMENDMENT TO
RECEIVABLES PURCHASE AGREEMENT

This NINTH AMENDMENT TO RECEIVABLES PURCHASE AGREEMENT (this “Amendment”), dated as of March 27, 2020 is entered into by and among ARMSTRONG RECEIVABLES COMPANY LLC, a Delaware limited liability company, as Seller (the “Seller”), ARMSTRONG WORLD INDUSTRIES, INC., a Pennsylvania corporation, individually and as Servicer (in such capacity, the “Servicer”), THE BANK OF NOVA SCOTIA, as Administrative Agent, Related Committed Purchaser and LC Bank (“Scotiabank”, or, as applicable, the “Administrative Agent”, the “Related Committed Purchaser” or the “LC Bank”) and LIBERTY STREET FUNDING LLC, a Delaware limited liability company, as Conduit Purchaser (the “Conduit Purchaser”).

Unless otherwise provided, capitalized terms used herein without definition shall have the meanings assigned to them in, or by reference in, the Receivables Purchase Agreement identified below.

BACKGROUND RECITALS

1.The Seller, the Servicer, the Conduit Purchaser and Scotiabank are party to that certain Receivables Purchase Agreement dated as of December 10, 2010, as amended by the Omnibus Amendment Agreement dated as of August 1, 2011, the Second Omnibus Amendment to Receivables Purchase Agreement and Purchase and Sale Agreement dated as of December 21, 2011, the Third Omnibus Amendment Agreement dated as of March 28, 2013, the Fourth Amendment to the Receivables Purchase Agreement dated as of December 18, 2014, the Fourth Omnibus Amendment Agreement dated as of March 30, 2016, the Sixth Amendment to Receivables Purchase Agreement dated as of December 21, 2016, the Seventh Amendment to Receivables Purchase Agreement dated as of March 24, 2017 and the Eighth Amendment to Receivables Purchase Agreement dated as of February 15, 2019 (as so amended, the “Receivables Purchase Agreement”).

2.On October 10, 2019, Armstrong ceased to have the credit ratings specified in clause (y) of the definition of “Concentration Limit,” but the Concentration Limit, Excess Concentration Amount, Net Receivables Pool Balance and Purchaser’s Interest were calculated and reported by the Servicer and the Seller on each Servicer Report delivered from October 10, 2019 to (but excluding) the date hereof as if Armstrong still maintained such ratings.  As a result, the Net Receivables Pool Balance was overstated in such Servicer Reports, and the Purchaser’s Interest from time to time exceeded 100% during such period.  Any breach of the Transaction Documents by the Servicer or the Seller, and any Termination Event, in each case, solely to the extent resulting from the events described in this clause (2) are herein referred to as the “Ratings-Related Breaches.”

3.Two UCC-1 financing statements (file number 2016040100456 with a filing date of April 1, 2016 and file number 2019093000334 with a filing date of September 30, 2019, the “Specified UCC Filings”) naming Armstrong World Industries, Inc., as debtor, and Bank of America, N.A., as secured party, are on file in the Commonwealth of Pennsylvania and describe the collateral covered thereby as all the assets of Armstrong World Industries, Inc. (or words to similar effect).  The description of collateral in the Specified UCC Filings therefore covers all or a portion of the Pool Receivables in contravention of (i) Section 5.1(j) of the Sale Agreement, (ii) Section 3(c)(i) in Exhibit III to the Receivables Purchase Agreement, and (iii) Section 1(g) in Exhibit IV to the Receivables Purchase Agreement.  Any breach of the Transaction Documents by the Servicer or the Seller, and any Termination Event, in each case, solely to the extent resulting from the existence of the Specified UCC Filings are herein referred to as the “UCC-Related Breaches.”

4.At the Seller’s and the Servicer’s request, the Related Committed Purchasers, Conduit Purchaser and Administrative Agent (collectively, the “Waiving Parties”) are willing to waive the occurrence of the Ratings-Related Breaches and the UCC-Related Breaches on the terms and subject to the conditions set forth herein.

5.Pursuant to Section 6.1 of the Receivables Purchase Agreement, the parties hereto agree to amend the Receivables Purchase Agreement as described herein.

6.Concurrently herewith, the Seller, the Servicer, the Conduit Purchaser and Scotiabank are entering into that certain Fourth Amended and Restated Fee Letter (the “Fee Letter”), dated the date hereof.

NOW, THEREFORE, in consideration of the premises set forth above, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

SECTION 1.  Waiver; Limitations.

(a)On the terms and subject to the conditions set forth herein, each of the Waiving Parties hereby waives the occurrence of the Ratings-Related Breaches and the UCC-Related Breaches; provided, however, that the foregoing waiver of the UCC-Related Breaches shall terminate and shall have no further force or effect in the event that the Seller or the Servicer fails to timely perform its covenants set forth in clause (b) below or if any representation or warranty made by the Seller or the Servicer under clause (b) below is not true and correct when made.

(b)Each of the Servicer and the Seller hereby represents and warrants that no Specified UCC Filing is effective to perfect (in whole or in part) any Adverse Claim on any Pool Receivable or other Pool Assets.  Each of the Servicer and the Seller shall (i) prevent the Specified UCC Filings to be or become effective to perfect (in whole or in part) any Adverse Claim on any Pool Receivable or other Pool Assets and (ii) by not later than April 30, 2020, (x) cause each Specified UCC Filing to amended or terminated such that the collateral description therein no longer includes any Pool Receivables or other Pool Assets and (y) deliver to the Administrative Agent a copy of any UCC-3 amendment or termination statement (or any similar document or filing) filed pursuant to clause (x) above.

(c)Notwithstanding anything to the contrary herein or in the Transaction Documents, by executing this Agreement, no Waiving Party is now waiving, nor has it agreed to

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waive in the future (i) the breach of any provision of the Transaction Documents, any Termination Event or any Incipient Termination Event under the Receivables Purchase Agreement (in each case, whether presently or subsequently existing or arising) that arises or result from any Adverse Claim on any Pool Receivable or other Pool Assets that is, or may become, perfected in whole or in part by the Specified UCC Filings, (ii) the breach of any provision of the Transaction Documents (whether presently or subsequently existing or arising), other than as expressly set forth in clause (a) above, (iii) any Termination Events or Incipient Termination Events under the Receivables Purchase Agreement (whether presently or subsequently existing or arising), other than as expressly set forth in clause (a) above or (iv) any rights, powers or remedies presently or subsequently available to any of the Waiving Parties or any other Armstrong Person against the Seller and Servicer and/or any other Armstrong Person under the Receivables Purchase Agreement, any of the other Transaction Documents, applicable law or otherwise, relating to any matter other than solely to the extent expressly waived herein, each of which rights, powers or remedies is hereby specifically and expressly reserved and continue.

SECTION 2.  Amendments to the Receivables Purchase Agreement.  As of the date hereof, subject to the satisfaction of the condition precedent set forth in Section 3 hereof:

(a)Section 1.1(d) of the Receivables Purchase Agreement is amended by replacing the reference to “$36,242,740” with a reference to “$30,000,000”.

(b)Clause (y) of the definition of “Concentration Limit”, as set forth in Exhibit I to the Receivables Purchase Agreement, is amended and restated as follows:

(y) with respect to all Foreign Obligors, taken as a whole, 7.5%;

(c)The final proviso in the definition of “Concentration Limit”, as set forth in Exhibit I to the Receivables Purchase Agreement, is amended by replacing the percentage “5%” where it appears therein with the percentage “0.0%”.

(d)The definition of “Scheduled Commitment Termination Date”, as set forth in Exhibit I to the Receivables Purchase Agreement, is hereby amended by replacing the date “March 29, 2020” where it appears therein with the date “September 30, 2020”.

(e)The definition of “Yield Reserve”, as set forth in Exhibit I to the Receivables Purchase Agreement, is hereby amended and restated as follows:

“Yield Reserve” means, on any date, an amount equal to the sum of (a) accrued and unpaid Discount on such date for the Purchaser’s Interest, plus (b) the product of (x) the Purchase Limit on such date multiplied by (y) the Yield Reserve Percentage on such date.

(f)The following new Section 1.2(g) is added immediately after the existing Section 1.2(f) thereof:

(g)Delayed-Funding.  Notwithstanding the foregoing, after the Seller delivers a Purchase Notice pursuant to Section 1.2(a), any Related

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Committed Purchaser (or the related Conduit Purchaser) may, not later than the date that is one (1) Business Day prior to the requested Purchase Date, deliver a written notice (a “Delayed Funding Notice”, and the date of such delivery, the “Delayed Funding Notice Date”) to the Seller and the Administrative Agent of its intention to fund its share of the requested Purchase (such share, the “Delayed Amount”) on a date (the date of such funding, the “Delayed Funding Date”) that is on or before the thirty-fifth (35th) day following the requested Purchase Date (or if such day is not a Business Day, then on the next succeeding Business Day) rather than on the requested Purchase Date.  In the event that any Related Committed Purchaser (or the related Conduit Purchaser) delivers a Delayed Funding Notice, the Seller may, at any time by written notice to the Administrative Agent and the Conduit Purchaser, revoke the related Purchase Notice in whole or in part; provided that such notice of revocation shall be not be delivered later than three (3) Business Days prior to the related Delayed Funding Date and, in the case of a partial revocation, shall not reduce the aggregate amount of the Purchases requested by such Purchase Request to an amount less than $1,000,000.  Any Related Committed Purchaser that delivers a Delayed Funding Notice with respect to any Purchase shall be referred to herein as a “Delaying Purchaser” with respect to such Purchase, and any Group containing a Delaying Purchaser shall be referred to as a “Delaying Group” with respect to such Purchase.  On each Delayed Funding Date, the Related Committed Purchaser in each Delaying Group shall fund (or shall cause its related Conduit Purchaser to fund) an aggregate amount equal to its Delayed Amount for such Delayed Funding Date.  Notwithstanding anything to the contrary contained in this Agreement or any other Transaction Document, a Delaying Purchaser that (i) has timely delivered a Delayed Funding Notice to the Seller with respect to any Purchase and (ii) funds its full share of such Purchase on or before the applicable Delayed Funding Date will not be deemed to be in default under this Agreement solely due to its failure to fund its share of such Purchase on the date requested by the Seller.

(g)The following new Section 1.12 is added immediately after the existing Section 1.11 thereof:

Section 1.12 Effect of Benchmark Transition Event.

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(a)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Seller may amend this Agreement to replace Euro-Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Related Committed Purchasers and the Seller so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from the Related Committed Purchasers comprising the Majority Purchasers. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Related Committed Purchasers comprising the Majority Purchasers have delivered to the Administrative Agent written notice that such Majority Purchasers accept such amendment. No replacement of Euro-Rate with a Benchmark Replacement pursuant to this Section 1.12 will occur prior to the applicable Benchmark Transition Start Date.

(b)Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Seller and the Related Committed Purchasers of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of Term SOFR pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 1.12, including any determination with respect to a tenor, rate or adjustment or of the occurrence or nonoccurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 1.12.

(e)Benchmark Unavailability Period. Upon the Seller’s receipt of notice of the commencement of a Benchmark Unavailability Period, no Portion of Capital shall be funded at the Alternate Rate determined by the Euro-Rate and all outstanding Portion of Capital then funded at the Alternate Rate determined by the Euro-Rate shall then be funded by reference to the Base Rate.

(f)Certain Defined Terms. As used in this Section 1.12:

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“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Seller giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to Euro-Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of Euro-Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Seller giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of Euro-Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of Euro-Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Yield Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to Euro-Rate:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of Euro-Rate permanently or indefinitely ceases to provide Euro-Rate; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to Euro-Rate:

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(1) a public statement or publication of information by or on behalf of the administrator of Euro-Rate announcing that such administrator has ceased or will cease to provide Euro-Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide Euro-Rate;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of Euro-Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for Euro-Rate, a resolution authority with jurisdiction over the administrator for Euro-Rate or a court or an entity with similar insolvency or resolution authority over the administrator for Euro-Rate, which states that the administrator of Euro-Rate has ceased or will cease to provide Euro-Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide Euro-Rate; or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of Euro-Rate announcing that Euro-Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Majority Purchasers, as applicable, by notice to the Seller, the Administrative Agent (in the case of such notice by the Majority Purchasers) and the Purchasers.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Euro-Rate and solely to the extent that Euro-Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced Euro-Rate for all purposes hereunder in accordance with the Section titled “Effect of Benchmark Transition Event” and (y) ending at the time that a Benchmark Replacement has replaced Euro-Rate for all purposes hereunder pursuant to the Section 1.12.

“Early Opt-in Election” means the occurrence of:

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(1) (i) a determination by the Administrative Agent or (ii) a notification by the Majority Purchasers to the Administrative Agent (with a copy to the Seller) that the Majority Purchasers have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in this Section titled “Effect of Benchmark Transition Event,” are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace Euro-Rate, and

(2) (i) the election by the Administrative Agent or (ii) the election by the Majority Purchasers to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Seller and the Purchasers or by the Majority Purchasers of written notice of such election to the Administrative Agent.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding Benchmark Replacement Adjustment.

(h)Schedule II of the Receivables Purchase Agreement is amended by replacing the wire instructions for payment to Administrative Agent, the Related Committed Purchaser and LC Bank with the following:

RECEIVING/INTERMEDIARY BANK INFORMATION
Bank Name: Bank of America NA
Bank Address: 1 Bryant Park, New York, NY 10036
Fedwire ABA: 026009593
Swift Code/IBAN Code: BOFAUS3N
BENEFICIARY BANK INFORMATION
Bank Name: The Bank of Nova Scotia Houston
Bank Address: 711 Louisiana Street, Houston, TX 77002
Swift Code/IBAN Code: NOSCUS4H
Beneficiary Account Name: Liberty Street Funding LLC

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Account No.: 1016733

(i)Schedule VI of the Receivables Purchase Agreement is amended by replacing the reference to the Related Committed Purchaser’s Commitment of “$36,242,740” with a reference to “$30,000,000”.

SECTION 3.   Representations and Warranties.  Each of the Seller and the Servicer hereby represents and warrants to each of the other parties hereto that, as to itself:

(a)Representations and Warranties.  Each of the representations and warranties made by it under the Receivables Purchase Agreement and each of the other Transaction Documents to which it is party are true and correct in all material respects as of the date hereof (except to the extent that such representations and warranties (A) specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date and/or (B) are qualified by materiality, in which case they shall be true and correct in all respects).

(b)Enforceability.  The execution and delivery by such Person of this Amendment, and the performance of its obligations under this Amendment and the Receivables Purchase Agreement, as amended hereby, are within its organizational powers and have been duly authorized by all necessary organizational action on its part. This Amendment and the Receivables Purchase Agreement, as amended hereby, are such Person’s legal, valid and binding obligations, enforceable against it in accordance with the terms hereof and thereof, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(c)No Default.  On the date hereof, both before and immediately after giving effect to this Amendment, no Termination Event or Incipient Termination Event has occurred and is continuing.

(d)Beneficial Ownership Regulation.  As of the date hereof, the Seller is an entity that is organized under the laws of the United States or of any state thereof and at least 51% of whose common stock or analogous equity interest is owned directly or indirectly by a company listed on the New York Stock Exchange or the American Stock Exchange or designated as a NASDAQ National Market Security listed on the NASDAQ stock exchange and is excluded on that basis from the definition of “Legal Entity Customer” as defined in the Beneficial Ownership Regulation.

(e)Further Assurances.  Such Person agrees to provide (or to cause to be provided) to the Administrative Agent a copy of all agreements, documents, certificates and instruments, if any, relating to the subject matter of this Amendment, as the Administrative Agent may reasonably request.

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SECTION 4.  Condition Precedent.  This Amendment shall become effective, as of the date first above written, upon receipt by the Administrative Agent of each of the following:

(a)Duly executed counterparts of this Amendment from each of the parties hereto;

(b)Duly executed counterparts of the Fee Letter from each of the parties thereto;

(c)Favorable opinions, addressed to the Administrative Agent and each Purchaser, covering such matters as the Administrative Agent shall request, including without limitation with respect to certain corporate, enforceability, no conflicts with laws and material agreements, Investment Company Act matters and security interest and perfection, in form and substance reasonably satisfactory to the Administrative Agent; and

(d)The “Extension Fee” (under and as defined in the Fee Letter) and all other costs and expenses related to this Amendment in immediately available funds.

SECTION 5.  Reference to and Effect on the Receivables Purchase Agreement.

(a)Upon the effectiveness of this Amendment, (i) each reference in the Receivables Purchase Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import shall mean and be a reference to the Receivables Purchase Agreement as amended or otherwise modified hereby, and (ii) each reference to the Receivables Purchase Agreement in any other Transaction Document or any other document, instrument or agreement executed and/or delivered in connection therewith, shall mean and be a reference to the Receivables Purchase Agreement as amended or otherwise modified hereby.

(b)Except as specifically amended, terminated or otherwise modified above, the terms and conditions of the Receivables Purchase Agreement, of all other Transaction Documents and any other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect and are hereby ratified and confirmed.

(c)The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party under the Receivables Purchase Agreement or any other Transaction Document or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein.

SECTION 6.  Execution in Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.  Delivery of an executed counterpart of a signature page to this Amendment by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Amendment.

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SECTION 7.  Transaction Document.  This Amendment shall constitute a Transaction Document.

SECTION 8.  Governing Law.  THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

SECTION 9.  Headings.  Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

SECTION 10.  Fees and Expenses.  Seller hereby confirms its agreement to pay on demand all reasonable, properly documented costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment and any of the other instruments, documents and agreements to be executed and/or delivered in connection herewith, including, without limitation, the reasonable fees and expenses of outside legal counsel to the Administrative Agent with respect thereto.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers as of the date first above written.

ARMSTRONG RECEIVABLES COMPANY LLC

By:_/s/ Stephen F McNamara
Name:  Stephen F McNamara
Title:    President

ARMSTRONG WORLD INDUSTRIES, INC.

By:_/s/ Brian L MacNeal
Name:  Brian L MacNeal
Title:    CFO

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THE BANK OF NOVA SCOTIA, as Administrative Agent, Related Committed Purchaser and LC Bank

By:_/s/ Doug Noe
Name:  Doug Noe

Title:    Managing Director

LIBERTY STREET FUNDING LLC, as Conduit Purchaser

By:_/s/ Jill A. Russo
Name: Jill A. Russo
Title:   Vice President

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